UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 20, 2006
Asyst Technologies, Inc.
(Exact Name of Registrant, as Specified in Charter)

California (State or Other Jurisdiction of Incorporation)	000-22430 (Commission File Number)	94-2942251 (IRS Employer Identification Number)

46897 Bayside Parkway, Fremont, California (Address of Principal Executive Offices)		94538 (Zip Code)
Registrant’s telephone number, including area code: (510) 661-5000
Not applicable
(Former Name or Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     (a) Asyst received on September 20, 2006, a letter dated September 21, 2006, from the NASDAQ Listing Qualifications Hearings department stating that a NASDAQ Listing Qualifications Panel has determined to continue the listing of Asyst’s common stock on the NASDAQ Global Market, subject to the conditions that:
•	On or before September 27, 2006, Asyst submits supplemental information outlined in the letter concerning the previously announced special committee inquiry into stock option grants and practices; and

•	On or before November 30, 2006, Asyst must file its Form 10-K for the fiscal year ended March 31, 2006, its Form 10-Q for the quarter ended June 30, 2006, and all required restatements (if any).
     Asyst intends to provide timely to NASDAQ the supplemental information described above. Although the special committee’s independent inquiry has been largely completed, Asyst is awaiting the final report in the inquiry and the final determination of the impact of the inquiry’s findings on its financial statements.
     As previously reported in Forms 8-K filed on June 28, July 7, and August 18, 2006: Asyst was not in compliance with NASDAQ’s listing standards as a result of its delay in filing the annual and quarterly reports described above due to the special committee’s independent inquiry into prior stock option grants and practices, and Asyst received notices from the NASDAQ staff to the effect that its shares would be delisted unless Asyst attended a NASDAQ hearing. Asyst attended a hearing scheduled for that purpose on August 31, 2006, and requested an extension of time to file its delayed SEC reports.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASYST TECHNOLOGIES, INC.
Date: September 26, 2006	By:	/s/ Steve Debenham
Steve Debenham
Vice President, General Counsel and Secretary

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